Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nortel Networks Corporation:
We consent to the use of our report dated April 12, 2010, with respect to the combined balance sheets of Optical and Carrier Ethernet, Businesses of Nortel Networks Corporation (the Businesses), as of December 31, 2009, and the related combined statements of operations, changes in invested equity and comprehensive loss, and cash flows for the years ended December 31, 2009, 2008 and 2007, appearing in this Current Report on Form 8-K/A of Ciena Corporation, dated May 28, 2010 (amending the Form 8-K dated March 19, 2010).
We also consent to the incorporation by reference of our report in the Registration Statements on Form S-8 (No. 333-27131, 333-76915, 333-83581, 333-30900, 333-53146, 333-72474, 333-91294, 333-102462, 333-103328, 333-104825, 333-113872, 333-115287, 333-121110, 333-123509, 333-123510, 333-149520, 333-149929, 333-166125 and 333-163927) and on Form S-3 (No. 333-143490, 333-108476 and 333-149519) of Ciena Corporation.
Our report dated April 12, 2010 contains an explanatory paragraph that states that the Businesses’ owner, Nortel Networks Corporation, and certain of its Canadian subsidiaries filed for creditor protection pursuant to the provisions of the Companies’ Creditors Arrangement Act; certain of Nortel Networks Corporation’s United States subsidiaries filed voluntary petitions seeking to reorganize under Chapter 11 of the United States Bankruptcy Code; certain of Nortel Networks Corporation’s subsidiaries in Europe, the Middle East and Africa made consequential filings under the Insolvency Act 1986 in the United Kingdom; and Nortel Networks Corporation’s Israeli subsidiaries made consequential filings under the Israeli Companies Law 1999. These conditions raise substantial doubt about Nortel Networks Corporation’s and the Businesses ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report also refers to changes in the Businesses’ method of accounting for fair value measurements and the date at which it measures the funded status of its defined benefit pension plans and other postretirement plans.
/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
May 28, 2010